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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

BIO-SPHERE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 NORTH ARLINGTON AVENUE, SUITE 23P
--------------------------------------------------------------------------------
                                    (Street)

    RENO                             NEVADA               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

HARVARD SCIENTIFIC CORP.           HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

All Mo.'s' beg 9/96 to 2/98 including unreported shares excluded from previously file Form reports.
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X ] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                          09/18/96       S               20,000      D      $ 10.00  631,871        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                           2/18/97       S                  400      D      $ 70.10  623,001        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                           3/4/97        S                  200      D      $ 71.20                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                           3/6/97        S                  150      D      $ 70.10                 D
------------------------------------------------------------------------------------------------------------------------------------

SEE ATTACHMENT (add'l 7 pages)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/25/97        S                  200      D      $ 66.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/26/97        S                  200      D      $ 68.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/26/97        S                  200      D      $ 68.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/27/97        S                  200      D      $ 66.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          3/31/97        S                  200      D      $ 64.38  617,701        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/1/97         S                  200      D      $ 58.13                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/2/97         S                  200      D      $ 47.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/3/97         S                  200      D      $ 47.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/4/97         S                  200      D      $ 45.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/7/97         S                  200      D      $ 47.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/8/97         S                  200      D      $ 45.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/9/97         S                  200      D      $ 43.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/11/97        S                  200      D      $ 45.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/14/97        S                  200      D      $ 49.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/15/97        S                  200      D      $ 51.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/16/97        S                  200      D      $ 50.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          4/18/97        S                  251      D      $ 42.50  615,250        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/23/97        S                  150      D      $ 22.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/27/97        S                  150      D      $ 20.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/28/97        S                  150      D      $ 20.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/29/97        S                  150      D      $ 19.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          5/30/97        S                  150      D      $ 18.75  614,500        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/2/97         S                  150      D      $ 18.13                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/3/97         S                  150      D      $ 18.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/4/97         S                  150      D      $ 20.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/5/97         S                  150      D      $ 20.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/6/97         S                  150      D      $ 21.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/9/97         S                  150      D      $ 20.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/10/97        S                  150      D      $ 20.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/12/97        S                  150      D      $ 20.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/13/97        S                  150      D      $ 19.38                 D
------------------------------------------------------------------------------------------------------------------------------------

                                  Page 2 of 8

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/13/97        S                  150      D      $ 19.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/16/97        S                  150      D      $ 12.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/17/97        S                  150      D      $ 14.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/18/97        S                  150      D      $ 14.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/19/97        S                  150      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/20/97        S                  150      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/23/97        S                  150      D      $ 14.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/24/97        S                  250      D      $ 13.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/26/97        S                  250      D      $ 13.44                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/26/97        S                  250      D      $ 13.44                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/27/97        S                  250      D      $ 10.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          6/30/97        S                  250      D      $ 10.63  610,850        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/1/97         S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/2/97         S                  250      D      $ 10.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/3/97         S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/7/97         S                  250      D      $ 10.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/8/97         S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/9/97         S                  250      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/10/97        S                  250      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/11/97        S                  250      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/14/97        S                  250      D      $ 13.13                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/16/97        S                  250      D      $ 20.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/16/97        S                  250      D      $ 20.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK - LOANED                 7/16/97        J-1              3,500      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/17/97        S                  250      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/21/97        S                  250      D      $ 14.69                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/22/97        S                  250      D      $ 11.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        S                  250      D      $ 10.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        S                  250      D      $ 11.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/24/97        J-2             25,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/25/97        S                  250      D      $ 10.94                 D
------------------------------------------------------------------------------------------------------------------------------------

                                  Page 3 of 8

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/28/97        S                  250      D      $ 10.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/29/97        S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/30/97        S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          7/31/97        S                  250      D      $ 10.00  577,100        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/9/97         S                  350      D      $ 16.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/9/97         S                  250      D      $ 16.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/11/97        S                  250      D      $ 17.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/11/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/12/97        S                  250      D      $ 15.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/15/97        S                  250      D      $ 17.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/16/97        S                  250      D      $ 17.19                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/17/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/18/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/19/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/22/97        S                  250      D      $ 16.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/23/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/24/97        S                  150      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/24/97        S                  100      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/25/97        S                  250      D      $ 15.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/26/97        S                  250      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/29/97        S                  250      D      $ 14.69                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          9/30/97        S                  250      D      $ 14.80  572,750        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/1/97        S                  250      D      $ 15.31                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  250      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  150      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/2/97        S                  100      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/3/97        S                  250      D      $ 16.25                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/6/97        S                  250      D      $ 15.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/7/97        S                  250      D      $ 14.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/8/97        S                  250      D      $ 15.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/9/97        S                  250      D      $ 14.69                 D
------------------------------------------------------------------------------------------------------------------------------------

                                  Page 4 of 8

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/10/97       S                  250      D      $ 14.69                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/13/97       S                  250      D      $ 15.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/15/97       S                  250      D      $ 15.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/15/97       S                  250      D      $ 15.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/16/97       S                  250      D      $ 16.38                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/17/97       S                  250      D      $ 15.76                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/20/97       S                  250      D      $ 16.56                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/21/97       S                  250      D      $ 17.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/22/97       S                  250      D      $ 16.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/23/97       S                  250      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/24/97       S                  250      D      $ 15.94                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/27/97       S                  250      D      $ 15.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/29/97       S                  250      D      $ 13.44                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/30/97       S                  250      D      $ 13.75                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/31/97       S                  250      D      $ 12.50                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          10/31/97       S                  250      D      $ 12.50  566,750        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/14/97       S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/17/97       S                  250      D      $ 11.88                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/18/97       S                  250      D      $ 10.63                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/19/97       S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/30/97       J-3            200,000      A                              D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/21/97       S                  250      D      $ 10.06                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/21/97       S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/24/97       S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/25/97       S                  250      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          11/26/97       S                  250      D      $ 9.69   764,500        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/1/97        S                  500      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/2/97        S                  250      D      $ 9.90                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/3/97        S                  250      D      $ 10.00                 D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/4/97        S                  400      D      $ 9.38                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/5/97        S                  400      D      $ 9.69                  D
------------------------------------------------------------------------------------------------------------------------------------

                                  Page 5 of 8

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/8/97        S                  400      D      $ 9.06                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/9/97        S                  400      D      $ 6.38                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/10/97       S                  400      D      $ 6.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/11/97       S                  400      D      $ 4.70                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/12/97       S                  400      D      $ 4.30                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/15/97       S                  400      D      $ 4.70                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/16/97       S                  400      D      $ 5.50                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/17/97       S                  400      D      $ 5.10                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/18/97       S                  400      D      $ 4.60                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/22/97       S                  400      D      $ 4.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/23/97       S                  400      D      $ 4.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/24/97       S                  400      D      $ 4.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/24/97       S                  400      D      $ 4.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/26/97       S                  400      D      $ 3.90                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/30/97       S                  400      D      $ 3.30                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/30/97       S                  400      D      $ 3.10                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/31/97       S                  400      D      $ 3.00                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          12/31/97       S                  400      D      $ 3.40   755,500        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/2/98         S                  400      D      $ 3.80                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/5/98         S                  400      D      $ 3.35                  D
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COMMON STOCK                          1/6/98         S                  400      D      $ 3.20                  D
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COMMON STOCK                          1/7/98         S                  400      D      $ 3.30                  D
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COMMON STOCK                          1/9/98         S                  400      D      $ 3.20                  D
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COMMON STOCK                          1/13/98        S                  400      D      $ 3.70                  D
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COMMON STOCK                          1/13/98        S                  400      D      $ 3.70                  D
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COMMON STOCK                          1/14/98        S                  400      D      $ 6.60                  D
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COMMON STOCK                          1/16/98        S                  300      D      $ 10.31                 D
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COMMON STOCK                          1/16/98        S                  100      D      $ 10.63                 D
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COMMON STOCK                          1/20/98        S                  400      D      $ 7.50                  D
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COMMON STOCK                          1/21/98        S                  400      D      $ 5.63                  D
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COMMON STOCK                          1/22/98        S                  400      D      $ 5.94                  D
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                                  Page 6 of 8

FORM 4 continued...
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

--------------------------------------------------------------------------------
1 Name and Address                   |2 Issuer Name and Ticker or Trading Symbol
  Reporting Person                   |
    BIO-SPHERE TECHNOLOGY, INC.       |    HARVARD SCIENTIFIC CORP.        HVSF
  -----------------------------------|------------------------------------------
   (Last)      (First)     (Middle)  |4  Statement for
                                     |   Month/Year
   100 N. Arlington Avenue, Suite 23P|
  -----------------------------------|   All months beginning 9/96 to 2/98
             (Street)                |   including unreported shares excluded
                                     |   from previously filed Form 4's.
    Reno          Nevada      (89501)|
  -----------------------------------|
    (City)       (State)      (Zip)  |
                                     |
-------------------------------------------------------------------------------

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================
Reference Legend:
***  All of the following transactions have been restated to reflect the 1 for 10 reverse stock split effective February 2, 1998.

*X   Outstanding balances incorporates transactions reported on previous Form 4's.
J-1  Shares loaned, and it is expected they will be returned at a later date.
J-2  Shares issued in lieu of a legal settlement.
J-3  Shares issued in exchange for intellectual property rights.

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COMMON STOCK                          1/23/98        S                  400      D      $ 5.94                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/26/98        S                  270      D      $ 6.25                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/26/98        S                  130      D      $ 5.94                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/27/98        S                  250      D      $ 7.50                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/27/98        S                  150      D      $ 7.19                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/28/98        S                  400      D      $ 8.13                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                1,550      D      $ 6.98                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  400      D      $ 7.81                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  250      D      $ 7.50                  D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                          1/29/98        S                  150      D      $ 7.81   746,750        D
------------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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====================================================================================================================================

Explanation of Responses:


/s/   Dr. Jackie R. See                                        April 6, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                  Page 8 of 8